Exhibit 99

HILLENBRAND INDUSTRIES

Financial News Release

HILLENBRAND INDUSTRIES, INC. ANNOUNCES
FIXED SPREAD TENDER OFFERS

     BATESVILLE, IND, August 4, 2003 – Hillenbrand Industries, Inc. (NYSE: HB)(the “Company”), announced today that it had commenced tender offers to purchase any or all of its outstanding 8 1/2 Debentures due 2011, 7% Debentures due 2024 and 6 3/4% Debentures due 2027 (the “Securities”). The Company will use available cash and, if needed, borrowings under the Company’s existing revolving credit facility to finance the repurchase of the Securities. The tender offers will expire at 5:00 p.m., New York City time, on August 11, 2003, unless extended by the Company. Citigroup Global Markets, Inc. is the dealer manager for the tender offers, and will accept tender from the holders of the Securities from 9 a.m. through 5 p.m., New York City time, on New York Stock Exchange trading days during the tender period. Global Bondholder Services is the information agent for the tender offers.

     For each issue of the Securities, the purchase price in the offers will be the price resulting from a yield to maturity equal to a fixed spread over the yield of a Reference U.S. Treasury Security at the time a holder agrees to tender such Securities to the Company through Citigroup Global Markets. The Securities, fixed spreads and Reference U.S. Treasury Securities are specified in the table below.

Description of Securities and	Outstanding	Fixed Spread	Reference U.S.
CUSIP Number	Principal Amount	(basis points)	Treasury Security

8 1/2% Debentures due 2011			3.625% Notes
431573-AA-2	$100,000,000	+25 bps	due May 15, 2013
			5.375% Notes
7% Debentures due 2024			due February 15,
431573-AB-0	$100,000,000	+60 bps	2031
			5.375% Notes
6 3/4% Debentures due 2027			due February 15,
431573-AC-8	$100,000,000	+60 bps	2031

     Copies of the Offer to Purchase, dated August 4, 2003 (the “Offer to Purchase”) and other related documents will be distributed to all registered holders of the Securities. Subject to applicable law, the Company, in its sole discretion, may extend or otherwise amend the tender offers. The tender offers are not conditioned on a minimum amount of Securities being tendered.

     Questions concerning the terms of the tender offers may be addressed to Citigroup Global Markets at 1-800-558-3745. Information and assistance regarding the mechanics of the tender offers, copies of the Offer to Purchase and other related documents may be obtained by contacting Global Bondholder Services at 1-866-470-3700.

     None of the Company, its Board of Directors, the trustee for the Securities, the dealer managers or the information agent makes any recommendation as to whether holders of the Securities should tender or refrain from tendering Securities.

     This press release does not constitute an offer to purchase any securities. The offers are being made only pursuant to the Offer to Purchase and only to such persons, and in such jurisdictions, in which the making or acceptance of the tender offers is permitted under applicable law.

     Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three businesses have headquarters in Batesville.

     Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and headwall systems.

     Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Contacts

Financial Analysts, Investors and News Media: Wendy Wilson, vice president investor relations, Hillenbrand Industries, 812.934.7670. www.hillenbrand.com

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